Exhibit 99.2

Seagate Technology plc Fiscal First Quarter 2012 Financial Results

Supplemental Commentary

October 20, 2011

The information in this written commentary is being provided to the investment community concurrently with our press release. Please note that these remarks will not be read during the call. The live call will consist of opening comments from Steve Luczo, Chairman, President and CEO, followed by a Q&A session with the executive management team.

Cautionary Note Regarding Forward-Looking Statements

This supplemental commentary contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended, including, in particular, statements about our plans, strategies and prospects and estimates of industry growth for the fiscal quarter ending December 30, 2011 and beyond. These statements identify prospective information and include words such as “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects” and similar expressions. These forward-looking statements are based on information available to the Company as of the date of this supplemental commentary. Current expectations, forecasts and assumptions involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks, uncertainties and other factors may be beyond the Company’s control. In particular, the uncertainty in global economic conditions continues to pose a risk to the Company’s operating and financial performance as consumers and businesses may defer purchases in response to tighter credit and negative financial news. Such risks and uncertainties also include, but are not limited to, the impact of the variable demand and the adverse pricing environment for disk drives, particularly in view of current business and economic conditions; dependence on the Company’s ability to successfully qualify, manufacture and sell its disk drive products in increasing volumes on a cost-effective basis and with acceptable quality, particularly the new disk drive products with lower cost structures; the impact of competitive product announcements and possible excess industry supply with respect to particular disk drive products; the Company’s ability to achieve projected cost savings in connection with restructuring plans; the risk that the previously announced transaction with Samsung Electronics Co., Ltd. ("Samsung") will not be consummated and the risk that the Company will incur significant costs in connection with the transaction with Samsung; and significant disruption to the industry supply chain due to the severe flooding throughout parts of Thailand. Information concerning risks, uncertainties and other factors that could cause results to differ materially from those projected in the forward-looking statements is contained in the Company’s Annual Report on Form 10-K and Form 10-K/A as filed with the U.S. Securities and Exchange Commission on August 17, 2011 and August 24, 2011, respectively, which statements are incorporated into this press release by reference. These forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date and the Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date they were made.

Fiscal First Quarter 2012 Financial Highlights

The Total Available Market (“TAM”) for hard disk drives in the September quarter was approximately 177 million units up approximately 6% sequentially and 8% compared to the year-ago quarter. There were no meaningful industry supply constraints during the quarter while strong unit demand was seen for hard disk drives in the business critical, notebook and external branded markets.

Units Shipped, Revenue and Gross Margin

Seagate shipped 50.7 million units, down 3% sequentially and up 3% compared to the year-ago quarter. Revenue was $2.8 billion and gross margin as a percent of revenue was 19.5%. Units and Revenue were lower than expected due primarily to share loss in the mission critical and notebook markets while gross margin as a percent of revenue was in-line with our expectation as the company effectively managed expenses and optimized product mix.

Operating Expenses

Product Development and Marketing and Administrative on a GAAP basis totaled $313 million for the September quarter, while non-GAAP Product Development and Marketing and Administrative costs, which excludes the net impact of certain adjustments, was $319 million. The non-GAAP adjustments reflect the net impact from the reversal of previously accrued litigation costs and the gain on sale of a building, offset by costs associated with the previously announced transaction with Samsung and an adjustment to the expected costs related to exiting certain sub-leased facilities.  Included in Operating expenses is a $12 million reduction to compensation related expenses associated with the employee funded deferred compensation plan assets. The corresponding offset is reflected as an expense in other income and expense.

Other Expense, Net

Other income and expense for the quarter on a GAAP basis was an expense of $84 million, which includes a $5 million loss related to the early retirement of $30 million principal amount of our 10% secured notes and a $7 million write-down of an equity investment. Excluding these items, non-GAAP other income and expense was $72 million.  Included in other income and expense was a loss of $12 million associated with the employee funded deferred compensation plan assets. The corresponding offset is reflected as a reduction in compensation related expenses, primarily in Operating expenses.

Provision for Income Taxes

The GAAP provision for income taxes in the September quarter was $12 million or 8% of income before income taxes. On an annual basis, the expected long-term tax rate continues to be in the 3-10% range before discrete items.

Selected Balance Sheet Items

Cash, cash equivalents, restricted cash, and short-term investments totaled $3.0 billion at the end of the September quarter, down approximately $265 million compared to the June quarter. On the first day of fiscal Q2 (October 1, 2011) the 6.375% senior unsecured notes ($560 million) matured and were retired, effectively reducing interest expense going forward by approximately $36 million annually.

Cash Flow from Operations was $160 million, Capital Investments were $218 million and free cash flow (Cash Flow from Operations less Capital Investments) was negative $58 million. The company paid $128 million to repurchase 9.1 million of its ordinary shares and paid $75 million in dividends during the September quarter.

Seagate’s inventory at the end of the September quarter was $825 million, a decrease of $47 million from the prior quarter due primarily to changes in work in process and raw material. Inventory turns were within the Company’s targeted operating range.

Disk Drive Market Commentary

Seagate provides data and commentary for the following major market categories 1] Enterprise, 2] Client Compute, and 3] Client non-Compute. A disk drive is associated with one of these three market categories based on how it is configured. For example, if a customer buys a standard 2.5-inch ATA drive from Seagate, this would be included in the Client Compute category regardless of the application into which the drive is ultimately integrated. The Client non-Compute category only contains drives specifically designed or configured for non-compute applications.

All references to unit TAMs by market is Seagate’s best estimate based on preliminary shipment information and is subject to change.

Enterprise Market

The TAM for enterprise class disk drives, which includes disk drives for both mission critical and business critical applications, was approximately 14.8 million units in the September quarter, up 13% over the year-ago quarter. The mission critical TAM was 7.9 million units and the business critical TAM was 6.9 million units representing an 8% and 19% increase year-over-year, respectively.

Seagate shipped 4.1 million drives for mission critical server and storage applications and 2.8 million drives for business critical applications, representing an 11% decrease and a 22% increase year-over-year, respectively. Seagate’s mission critical market share decline is reflective of our decision to not participate in the aggressive pricing environment. Seagate expects to recapture some of the lost market share in the December quarter as the new products continue to ramp to volume.

Client Compute Market

The TAM for client compute disk drives, which includes disk drives designed for use in mobile and desktop computers, was approximately 130 million units, up 5% year-over-year roughly in-line with recent third party estimates for PC growth in the September quarter. The mobile TAM was approximately 78 million units and the desktop TAM was approximately 52 million units representing an 11% increase and a 3% decrease year-over-year, respectively.

Seagate shipped 33.3 million client compute disk drives in the September quarter. Mobile drives accounted for 12.6 million units, down 6% year-over-year and desktop drives accounted for 20.7 million units, up 4% year-over-year. Seagate raised prices in the mobile market based on anticipated demand which unexpectedly dampened demand for our products and as a result market share declined.

Inventory of Seagate 3.5-inch ATA (desktop) disk drives in the distribution channel at the end of the quarter was below Seagate’s targeted range of 4-5 weeks.

Client non-Compute Market

The client non-compute market consists of disk drives specifically configured for consumer electronic (“CE”) applications plus Seagate branded products sold at retail. The September quarter TAM for the non-compute market was approximately 32 million disk drives, comprised of 18 million CE drives and 14 million units of external branded products.

In the September quarter, Seagate shipped 6.3 million CE disk drives, an increase of 6% year-over-year and 4.2 million Seagate branded storage products, up 35% year-over-year.

Operations, Products and Technology

Operations

The increasing costs of components which contain rare earth metals impacted our financial results slightly less than expected in the September quarter. Recently, the price of rare earth metals has stabilized and in some cases experienced declines. However, higher costs are expected to flow through to Seagate in the December quarter as the supply chain fully passes through the historical high costs of rare earth metals.

In regards to the delayed volume transition for certain new products discussed in July, the expected improvements in component and drive yields were achieved during the September quarter and the impact to the company’s financial results was in-line with expectations. Both the 300GB/platter mission critical and the 1TB/platter desktop product lines are scheduled to aggressively ramp volume in the December quarter. The company continues to expect meaningful cost reductions and margin accretion with these new product transitions in the second half of fiscal 2012.

Currently, all Seagate factories in Thailand are operational and still accessible to all employees. However, this is not the case for many HDD component suppliers and Seagate is working with the component supply base to rebuild the supply chain as quickly as possible. At the same time, Seagate is working with our customers to prioritize requirements, align component supply to build schedules and reset customer delivery expectations. Seagate believes the industry’s overall hard disk drive supply will be significantly constrained during the December quarter.